Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective this 7th day of September 2007, by and between Jonathan Swain (hereinafter referred to as “Employee”) and Peninsula Gaming, LLC, a Delaware limited liability company (hereinafter referred to as “Employer”).

WHEREAS, Employer and Employee are parties to an Employment Agreement, dated July 14, 2004 (the “Original Agreement”), and desire to enter into this amended and restated employment agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises made in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, and intending to be legally bound hereby, the parties hereby agree that, effective as of the date hereof, the Original Agreement be, and hereby is, amended and restated in its entirety as set forth below:

1.  TERM OF AGREEMENT.  The term of this Agreement shall be for an initial three (3) year period commencing July 14, 2004 through July 13, 2007 (the “Initial Term”) and shall be renewed for an additional three (3) year period commencing July 14, 2007 through July 13, 2010 (the “Renewal Term”).  No later than ninety (90) days prior to the expiration of the Term, Employer shall notify Employee whether this Agreement will be extended beyond the Renewal Term.  In the event Employer requests that Employee continue his employment after the expiration date of any applicable term (the “Extended Term”), the parties agree to immediately negotiate the provisions of the Extended Term in good faith; provided, however, that if the negotiations for the Extended Term are not completed by the expiration date of the Renewal Term, Employee may elect to continue his employment during the completion of the negotiations under the same terms and conditions as contained in this Agreement.  The minimum period for any Extension Term shall be one (1) year (the Initial Term, the Renewal Term, the Extended Term, together with any subsequent renewal period, hereinafter referred to as the “Term”).

2.  TERMINATION.  This Agreement may be terminated at any time before any expiration date by the agreement of the parties, and may be terminated by Employee upon ninety (90) days advance written notice to the Chief Executive Officer of Employer (the “CEO”).  In the event that this Agreement is terminated by Employee upon ninety (90) days advance written notice, Employee shall be entitled to continue receiving his base salary for so long as Employee is permitted to and actually continues to render services to Employer during the ninety (90) day period following such notice.  If Employee is directed by Employer to cease work prior to expiration of the ninety (90) day period (a “Mutual Termination”), Employee shall nevertheless be entitled to receive his regular salary for the ninety (90) day period.  In addition, this Agreement may be terminated by Employer immediately upon the occurrence of any of the following events: (a) Employee’s death, (b) Employee becoming physically or mentally disabled (a “Disability”), which Disability renders Employee unable to perform, as certified by a mutually agreeable competent medical physician, a substantial portion of Employee’s duties hereunder for a continuous period of sixty (60) days or a total of ninety (90) days in any three hundred sixty-

five (365) day period, (c) Employee’s commission of an act of embezzlement, fraud, misappropriation against Employer, (d) Employee’s conviction of, or entry of a plea of guilty or nolo contendere or its equivalent of, a felony, (e) Employee’s continued negligence or failure to discharge Employee’s duties or responsibilities or the repeated taking of any action prohibited by Employee’s immediate supervisor, the managing member or the board of managers of Employer, (f) Employee’s being under the influence of illegal drugs or chronic alcohol abuse while performing his duties hereunder, (g) the revocation, suspension for more than thirty (30) days or voluntary relinquishment of any gaming license necessary for the performance of Employee’s duties hereunder, or (h) Employee’s breach or violation of any material term or material provision of this Agreement (clauses (a) through (h) collectively, “Cause”); provided, however, that, in the case of clauses (e), (f), (g) or (h) above, Employee shall be entitled to a detailed explanation of the offense.  Employer shall provide thirty (30) days notice of termination, during which thirty (30) day period Employee shall have the right to remedy any such breach or default, but in no event will Employee be entitled to more than one thirty (30) day notice for breach of violation of the same offense; subsequent commission of the same offense shall warrant immediate termination.  In the event of a termination of this Agreement by Employer without Cause (other than in connection with a Mutual Termination or a termination of employment upon a Change of Control (as defined below)), during the Term of this Agreement, Employee shall be entitled to receive (A) as severance pay the greater of (a) the balance of base compensation due to Employee for the remainder of the Term or (b) twelve month’s base compensation, which payments shall be made as they would otherwise have become due under the payroll schedule of Employer, (B) the immediate payment for the value of all Granted Units (as defined below) previously vested, as described in paragraph 4(b) below and (C) a prorated share of the cash bonus to which Employee otherwise would be entitled had Employee’s employment continued to the end of the then current calendar, as provided in paragraph 4(a); provided, however, that as a condition of receiving any severance payments under this Agreement, Employee will be required to execute a settlement and general release of claims against Employer, its officers, managers, members, agents, employees, successors and assigns, for matters arising out of or relating to Employee’s employment with Employer, in form and substance reasonably satisfactory to the Employer.

3.  DUTIES.  Employee shall carry out the duties and responsibilities as the Chief Operating Officer of Employer (the “COO”).  Employee shall have a direct reporting relationship to the CEO.  Employee’s duties shall include the authority to hire, supervise, discipline and terminate employees of Employer, provided, however, terminations of department head level employees shall be with the consent of the CEO.  Employee shall devote Employee’s full business time, attention and ability to the business and affairs of Employer and shall comply with all of Employer’s policies and codes of conduct, a copy of which has been provided to Employee.  Employee shall use his best efforts to carry out Employee’s responsibilities as the COO faithfully and efficiently in a professional manner.  Employer acknowledges and agrees that Employee, in his sole discretion, shall set Las Vegas, Nevada or Iowa as the location that Employee works in for carrying out his duties as the COO under this Agreement, provided, however, it is understood that the headquarters and the executive offices of Employer shall be located in Dubuque, Iowa.

Employee shall not provide any consulting or other services to third parties, that are related to the gaming industry without Employer’s prior consent, which consent shall not be unreasonably withheld or delayed; provided, that such consent may be withheld in Employer’s sole discretion in the event that such consulting or other services would interfere with the performance of Employee’s duties as the COO under this Agreement or would result in a breach by Employee of the non-competition or non-disclosure agreements set forth in Section 8 of this Agreement.

4.  COMPENSATION AND BENEFITS.

a.             Employee shall be paid by Employer as compensation for his services for the twelve (12) month period commencing on the date hereof the base annual salary of four hundred and forty thousand dollars ($440,000), payable in accordance with the payroll policy of Employer, less such deductions or amounts to be withheld as shall be required by applicable law and regulations or as elected by Employer for any employee benefit plans of Employer.  Employee’s base annual salary shall be reviewed on January 1st of each year and adjusted upward annually by not less than five percent (5%) of the prior year’s compensation.  In addition to the base salary, upon January 1st of each year of service with the Employer, Employee shall be entitled to receive a cash bonus payable by the Employer based on Employee’s performance during the previous calendar year, which bonus shall be consistent with past practices and/or the bonus plan in place for similarly situated executive officers of the Employer and, in any event, no less than $100,000 per year.

b.             During the Initial Term, Employee was issued profits interests of Peninsula Gaming Partners, LLC, a Delaware limited liability company (“PGP”), representing 6% of PGP’s outstanding units on a fully diluted basis (the “Granted Units”).  Upon any termination of this Agreement or of Employee’s employment with Employer hereunder for any reason, all Granted Units that shall have vested in accordance with their terms shall, upon the request of Employee, and subject to any financing arrangements of Employer or any of its direct and indirect subsidiaries, be redeemed by PGP for cash at the fair market value thereof (as determined below), within ninety (90) days of the date of such request.  For the purpose of determining “fair market value” in connection with any redemption hereunder, “fair market value” shall be determined by the Board of Managers of PGP (the “Board”) in its reasonable discretion, provided, however, that if Employee in good faith disagrees with the determination of the Board and communicates such disagreement in writing to the Board not later than three (3) business days after receipt of such determination, and during the following ten (10) business day period Employee and the Board are unable to mutually agree on a fair market value, Employee shall be entitled to select an independent appraiser, reasonably acceptable to Employer to determine such fair market value, which determination shall be final and binding on the parties.  If the determination of the independent appraiser selected by the parties differs in an amount greater than 10% of the initial determination of the Board, then the cost of such appraisal shall be borne by Employer, otherwise such cost shall be borne by Employee.

c.             To the extent not inconsistent with Employee’s status as a salaried employee under a continuing contract, Employee shall, during the continuation of Employee’s employment by Employer hereunder, be entitled to all benefits accorded executive officers of Employer in accordance with the terms of Employer’s personnel policies, including a deferred compensation plan to be implemented by Employer.  At a minimum, benefits shall include health insurance and a life insurance policy from an AM Best A rated company for the face amount of one million dollars ($1,000,000).

d.             Employer shall promptly reimburse Employee for reasonable out-of-pocket housing and lodging expenses in Iowa incurred in connection with the fulfillment of Employee’s obligations to Employer hereunder.  Further, Employee shall be entitled to three (3) weeks of paid vacation for each year of the Term.

e.             If Employee’s employment hereunder is terminated for any reason, then, promptly after such termination, Employer shall pay to Employee, in addition to any other amounts payable to Employee hereunder, a cash bonus in an amount equal to a total of one hundred eighty thousand dollars ($180,000); provided, however, that as a condition of receiving such payment, Employee will be required to execute a settlement and a general release of claims against Employer in form and substance reasonably satisfactory to the Employer.

5.  SALE OF EMPLOYER’S BUSINESS.  In the event a Change of Control is consummated at any time during the Term of this Agreement, Employee shall be entitled to receive an amount equal to (i) twelve (12) months’ pay based on the annual compensation provided to Employee pursuant to Section 4(a), including all benefits accrued as of such date and (ii) the average of the bonuses received in the two calendar years immediately preceding the calendar year in which the Change of Control occurred.

For purposes of this Agreement, a “Change of Control” of Employer shall be deemed to occur when (i) any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act (but excluding Employee or any affiliate of Employee, PGP, any affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933 (an “Affiliate”) of PGP or any employee benefit plan sponsored or maintained by PGP or any Affiliate of PGP (including any trustee of such plan acting as trustee)) becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of equity interests of Employer representing 25% or more of the combined voting power of Employer’s then outstanding equity interests; or (ii) any merger or consolidation of Employer with or into any person or entity or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of Employer and/or its subsidiaries, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of the outstanding voting equity interests of the transferee(s) or surviving entity or entities.

6.  INDEMNIFICATION.  Employer shall indemnify, defend, hold and save Employee, his heirs, administrators or executors and each of them harmless from any and all actions and causes of action, claims, demand, liabilities, losses, damages or expenses, of whatsoever kind and nature, including judgments, interest and reasonable attorney’s fees and all other reasonable costs, expenses and charges which Employee, his heirs, administrators or executors and each of them shall or may at any time or from time to time, subsequent to the effective date of this Agreement, sustain or incur, or become subject to by reason of any claim or claims against Employee, his heirs, administrators or executors and each of them while acting within the scope of his employment, except for gross negligence, misconduct or criminal acts or omissions on the part of Employee, and provided that Employee, his heirs, administrators or executors or one of them properly and promptly notifies Employer of adverse claims or threatened or actual lawsuits.  Employee, his heirs, administrators or executors as appropriate, shall provide complete cooperation to Employer, its attorneys and agents in such case to the extent possible.  This indemnity shall extend to any potential claim by Station Casinos, Inc., the former employer of Employee, based upon Employee’s early termination of his employment relationship with that company or the covenants contained in that employment agreement.

7.  CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION.

a.  Both parties acknowledge that Employee’s position is one of considerable responsibility and requires considerable training, relationships and contacts with customers, clients and potential customers and clients, and experience that it will take a substantial amount of Employer’s time to replace an employee who has received such training, relationships, contacts and experience as are typically afforded by Employer.

b.  As a condition of employment and continued employment of Employee by Employer, the parties mutually agree that confidentiality is required in connection with the business of Employer and in connection with the operations and the names of Employer’s customers and clients, and that accordingly, it is vital that Employer be protected from direct or indirect competition from key employees whose employment might be terminated by or from Employer, said protection required during employment and for a reasonable period of time after termination thereof.

c.  It is hereby agreed by and between the parties that, as a part of the valuable consideration of the employment and continued employment of Employee by Employer:

(1)  That Employee shall treat and keep secret all matters relating directly or indirectly to the business of Employer, including but not limited to, the content of all manuals, memoranda, production, marketing, promotional and training materials, financial statements, sales and operations records, business methods, systems and forms, production records, billing rates, cost rates, employee salaries and work histories, customer and client lists, mailing lists, processes, inventions, formulas, job production and cost records, special terms with customers and clients or any other information relative to the past, present or prospective customers and operations as completely confidential information entrusted to him solely for use in his capacity as an employee of Employer.  Employee further agrees not to keep and/or use any papers, records, or any information whatsoever relative to any of the matters referred to in the preceding sentence, nor shall Employee furnish, make available or otherwise divulge such information to any person during or after his employment by Employer, unless specifically instructed to do so in writing signed by the CEO.

(2)  That if for any reason Employee shall voluntarily, or involuntarily, terminate his employment or Employer shall terminate Employee, it is specifically agreed and understood that Employee, for a period of one (1) year from the date of termination, shall not, within a radius of fifty (50) miles of Dubuque, Iowa, Opelousas, Louisiana, Northwood, Iowa and/or any other gaming entities operated by the Employer (the “Territories”), directly or indirectly engage in, be interested in, or in any manner whatsoever be connected with any casino or racino located within the Territories.  The Territories shall not include the State of Nevada.  To the contrary notwithstanding, this covenant against non-competition shall not extend beyond the normal expiration of the Term or Extended Term, as may be applicable, of this Agreement.

(3)  That if for any reason Employee shall voluntarily or involuntarily terminate his employment or Employer shall terminate Employee, it is specifically agreed and understood that Employee, for a period of one (1) year from the date of termination, shall not, directly or indirectly, in any capacity whatsoever, hire or solicit for employment any current employee of Employer.

8.  ENTIRE AGREEMENT; SUCCESSORS AND ASSIGNS.  This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written.  This Agreement supersedes any prior written or oral agreement between the parties.

9.  AMENDMENTS.  This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

10.  SEVERABILITY.  If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.  If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

11.  WAIVER OF CONTRACTUAL RIGHT.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

12.  APPLICABLE LAW.  This Agreement shall be governed by the laws of the State of Iowa.  Any dispute arising out of this Agreement, or the interpretation of is terms, whether monetary or otherwise, shall be decided by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”).  The arbitration shall be heard before a single arbitrator in Las Vegas, Nevada, under the expedited rules of the AAA.

The costs of the arbitration shall be borne equally by Employer and Employee with each side to bear their own attorneys’ fees and costs.

13.  NOTICES.  Any notice or communication required or permitted hereunder shall be in writing and shall be delivered by certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given when so delivered, as follows:

(i)	If to Employer, to:

M. Brent Stevens
Peninsula Gaming, LLC
c/o Jefferies & Company
11100 Santa Monica Blvd, 10th Floor
Los Angeles, CA 90025

(ii)	If to Employee, to:

Jonathan Swain
[ ]
[ ]
[ ]

Any party may change its address for notices hereunder by notice to the other party in accordance with this Section 13.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective the day and year first above written.

EMPLOYER:

Peninsula Gaming, LLC

By:
Name:
Title:

EMPLOYEE:

Jonathan Swain